                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                --------------

                                 SCHEDULE 13G


            INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                            Iterated Systems, Inc.
             ----------------------------------------------------
                               (Name of Issuer)



                         Common Stock, Par Value $.01
             ----------------------------------------------------
                        (Title of Class of Securities)



                                    465646
             ----------------------------------------------------
                                (CUSIP Number)
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===============================================================================

  CUSIP NO.  465646                   13G                     Page 2 of 6 Pages
           ----------


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      NAMES OF REPORTING PERSONS.
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Mosvold Farsund A.S.
      SSN:

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Norway

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                          SOLE VOTING POWER
                     5
     NUMBER OF            1,915,730

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,915,730

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,915,730
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      14.6%

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      TYPE OF REPORTING PERSON*
12
      CO

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                                       2
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ITEM 1(a).  NAME OF ISSUER:

            Iterated Systems, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            Seven Piedmont Center
            Suite 600
            3525 Piedmont Road
            Atlanta, Georgia 30305-1530

ITEM 2(a).  NAME OF PERSON FILING:

            Mosvold Farsund A.S.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Street Gockum Lunds Plass 6
            4550 Farsund  NORWAY

ITEM 2(c).  CITIZENSHIP:

            Kingdom of Norway

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, Par Value $.01

ITEM 2(e).  CUSIP NUMBER:

            465646

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a) [_] Broker or dealer registered under Section 15 of the Act,

     (b) [_] Bank as defined in Section 3(a)(6) of the Act,

     (c) [_] Insurance Company as defined in Section 3(a)(19) of the Act,

     (d) [_] Investment Company registered under Section 8 of the Investment Company Act,

                                       3
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     (e) [_] Investment Adviser registered under Section 203 of the Investment
             Advisers Act of 1940,

     (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

     (g) [_] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7,

     (f) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.     OWNERSHIP.

     (a) Amount Beneficially Owned:  1,915,730

     (b) Percent of Class:                14.6%

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote  1,915,730
                                                        -----------
         (ii)  Shared power to vote or to direct the vote
                                                          ----------------------
         (iii) Sole power to dispose or to direct the disposition of  1,915,730
                                                                     -----------
         (iv)  Shared power to dispose or to direct the disposition of
                                                                       ---------

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            1,432,230 shares held by Mosvold Farsund A.S. and 493,500 shares held by Mega Pacific International, Ltd.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       June 18, 1998

                                       MOSVOLD FARSUND, A.S.


                                       By: /s/ Terje Mikalsen
                                           ------------------
                                           Terje Mikalsen, Chairman


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